                                    EXHIBIT A
                        TRANSACTIONS IN THE COMMON STOCK

         All transactions set forth below were made by Pebbleton Corporation N.V. and were effected on The Nasdaq Stock Market, Inc., the principal market in which the shares of Common Stock of OYO Geospace Corporation are traded, during the 60 days prior to the filing of this Amendment No. 1 to Schedule 13D.


                                       NUMBER OF SHARES          PRICE PER SHARE
          DATE OF TRANSACTION               SOLD                        ($)
          -------------------          ----------------          ---------------
                1/12/04                       591                     $17.92
                1/13/04                     1,409                     $17.53
                1/14/04                     2,296                     $17.51
                1/15/04                     3,000                     $17.50
                1/16/04                     1,204                     $17.50
                1/21/04                     1,600                     $17.57
                1/28/04                       600                     $17.00
                1/29/04                     6,600                     $17.01
                1/30/04                     1,500                     $17.00
                 2/2/04                     6,900                     $17.01
                 2/3/04                       497                     $17.00
                2/12/04                     5,700                     $17.17
                2/13/04                       600                     $17.00
                2/17/04                       500                     $17.00
                2/24/04                    15,100                     $17.02
                2/25/04                     9,000                     $17.00



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